Filed Pursuant to Rule 424(b)(3)
Registration No. 333-211513
NORTONLIFELOCK INC.
60 E Rio Salado Parkway, Suite 1000
Tempe, Arizona 85281
(650) 527-8000
Prospectus Supplement No. 10
(to Prospectus dated July 26, 2019)
_________________________________________________

This Prospectus Supplement No. 10 supplements the prospectus, dated July 26, 2019 (the “Prospectus”), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on August 6, 2019, and which forms a part of our Post-Effective Amendment No. 3 to our Registration Statement on Form S-3 on Form S-1 (Registration No. 333-211513). This Prospectus Supplement No. 10 is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K, filed with the Commission on November 8, 2019 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement No. 10.

The Prospectus and this Prospectus Supplement No. 10 relate to the registration of $500,000,000 in aggregate principal amount of our 2.500% Convertible Senior Notes due 2021 (the “notes”) and the shares of our common stock, par value $0.01, issuable upon conversion of the notes for resale by the selling securityholders identified in the Prospectus.

This Prospectus Supplement No. 10 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 10 supersedes the information contained in the Prospectus.

The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “NLOK.” On November 8, 2019, the closing sale price of our common stock was $24.83 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the Prospectus, as well as those risk factors contained in the accompanying prospectus supplements and the documents included or incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 10 is November 8, 2019.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 4, 2019
NortonLifeLock Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000, Tempe, AZ 85281
(Address of Principal Executive Offices and Zip Code)

(650) 527-8000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Trading Symbol	Name of each exchange on which registered
Common Stock,	par value $0.01 per share	NLOK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01    Completion of Acquisition or Disposition of Assets.

On August 8, 2019, NortonLifeLock Inc. (formerly known as Symantec Corporation, the “Company”) entered into a definitive agreement with Broadcom Inc. (“Buyer”) under which Broadcom agreed to purchase certain assets of the Company’s enterprise security business (the “Business”) and assume certain liabilities for a purchase price of $10.7 billion (the “Broadcom sale”). On November 4, 2019, the parties completed the transaction.

Attached as Exhibit 99.01 to this Current Report on Form 8-K, and incorporated herein by this reference, is a copy of the Company’s press release dated November 4, 2019, announcing the completion of the disposition.

Item 9.01    Financial Statements and Exhibits.

(b) Pro forma financial information

Unaudited pro forma financial information of NortonLifeLock Inc. to give effect to the Broadcom sale is included in Exhibit 99.02 filed herewith and incorporated by reference into this Item 9.01.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.01	Press Release dated November 4, 2019.
99.02	Unaudited pro forma financial information of NortonLifeLock Inc.
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NortonLifeLock Inc.

Date: November 8, 2019	By: /s/ VINCENT PILETTE Vincent Pilette Executive Vice President and Chief Financial Officer